EXHIBIT 99.05

22 March 2007

Shire plc ("Shire")

Purchase of Shares by Employee Benefit Trust

Shire has been notified that on 22 March 2007, the Shire plc Employee Benefit Trust (the “Trust”) purchased 30,000 Ordinary Shares of Shire plc (“Shares”) at an average price of 1093 pence per Share. This purchase was made pursuant to the Trustee’s irrevocable, non-discretionary programme to purchase Ordinary Shares of Shire plc (“Shares”) and American Depositary Receipts of Shire plc (“ADR’s”) for the benefit of the Trust during the period commencing on 01 March 2007 and ending on 30 June 2007.

All of the employees of Shire plc and its subsidiaries, including the Executive Directors and persons exercising managerial responsibility, are potential beneficiaries of the Trust. The Executive Directors and persons exercising managerial responsibility over Shire are therefore deemed to have an interest in the Shares held by the Trust.
For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Eric Rojas (North America)	+1 484 595 8252

Notes to editors

SHIRE PLC
Shire’s strategic goal is to become the leading specialty pharmaceutical company that focuses on meeting the needs of the specialist physician. Shire focuses its business on attention deficit and hyperactivity disorder (ADHD), human genetic therapies (HGT), gastrointestinal (GI) and renal diseases. The structure is sufficiently flexible to allow Shire to target new therapeutic areas to the extent opportunities arise through acquisitions. Shire believes that a carefully selected portfolio of products with a strategically aligned and relatively small-scale sales force will deliver strong results.

Shire’s focused strategy is to develop and market products for specialty physicians. Shire’s in-licensing, merger and acquisition efforts are focused on products in niche markets with strong intellectual property protection either in the US or Europe.

For further information on Shire, please visit the Company’s website: www.shire.com.